Exhibit 99.1

ITG Releases September 2017 U.S. Trading Volume

NEW YORK, October 9, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that September 2017 U.S. trading volume was 2.6 billion shares and average daily volume (ADV) was 130 million shares, compared to 2.7 billion shares and ADV of 117 million shares in August 2017 and 2.7 billion shares and ADV of 128 million shares in September 2016. There were 20 trading days in September 2017, 23 trading days in August 2017 and 21 trading days in September 2016.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

September 2017	20	2,601,048,154	130,052,408	53,641,510	254	15,135,675	20,356	36,786

YTD 2017	188	26,536,473,406	141,151,454	59,132,251	268	15,369,324	21,467	37,473

*Excluding shares crossed through POSIT Alert from ITG algorithms

ITG’s average revenue capture per share was comparable to the second quarter of 2017, as trading activity in September 2017 included lower-rate index rebalancing.

International Trading Activity

The average daily trading commissions in September 2017 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 2% in U.S. dollar terms on a combined basis as compared to the second quarter of 2017. On a blended international basis, there were approximately 21 trading days in September 2017.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via liquidity, execution, analytics and workflow technology solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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